Exhibit 10.8

MAGUIRE PROPERTIES, INC.

355 SOUTH GRAND AVE., SUITE 3300

LOS ANGELES, CALIFORNIA 90071

December 31, 2008

Mr. Peter K. Johnston

[Address]

[City, State Zip Code]

Re: AMENDED AND RESTATED EMPLOYMENT TERMS

Dear Peter:

Effective as of December 31, 2008 (the “Effective Date”), this letter (the “Letter”) shall amend and restate in its entirety that certain employment letter agreement (the “Original Agreement”), dated January 1, 2006, between you and Maguire Properties, Inc. (the “REIT”) and Maguire Properties, L.P. (the “Operating Partnership” and together with the REIT, the “Company”). From and after the Effective Date, you and the Company agree that the Company will employ you on the terms and conditions set forth in this Letter.

1. POSITIONS, DUTIES AND RESPONSIBILITIES. You will be employed as Senior Vice President, Leasing of the Company. In the capacity of Senior Vice President, Leasing, you will have such duties and responsibilities as are normally associated with such position, including completion of leases in Company projects to the maximum extent possible consistent with the leasing underwriting assumptions of the Company. Your duties may be changed from time to time by the Company, consistent with your position. You will report to the Chief Executive Officer of the Company or any Executive Vice President of the Company designated by the Chief Executive Officer, and will work at the Company’s principal offices located in downtown Los Angeles (or such other location in the Los Angeles area as the Company may utilize as its principal offices), except for travel to other locations as may be necessary to fulfill your responsibilities. At the Company’s request, you will serve the Company and/or its subsidiaries and affiliates in other offices in Los Angeles and Orange County and equivalent or increased capacities in addition to the foregoing. In the event that you serve in any one or more of such additional capacities, your compensation will not be increased beyond that specified in this Letter. In addition, in the event your service in one or more of such additional capacities is terminated, your compensation, as specified in this Letter, will not be diminished or reduced in any manner as a result of such termination for so long as you otherwise remain employed under the terms of this Letter.

2. BASE SALARY. During your employment with the Company, the Company will pay you a base salary (the “Base Salary”) of $300,000 per year, less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices and prorated for any partial month of employment. Your Base Salary may be subject to increase pursuant to the Company’s policies as in effect from time to time.

3. ANNUAL BONUS. During your employment with the Company, in addition to the Base Salary set forth above, you will be eligible to participate in the Company’s incentive bonus plan for annual bonus purposes applicable to similarly situated Senior Vice Presidents of the Company. The amount of your annual bonus (the “Annual Bonus”) will be based on the attainment of Company performance criteria established and evaluated by the Company in accordance with the terms of such bonus plan as in effect from time to time, provided that, subject to the terms of such bonus plan, your target Annual Bonus will be $100,000, but the actual bonus shall range from $0 to $200,000. Notwithstanding the treatment of other similarly situated Senior Vice Presidents under the incentive bonus plan, the determination of your Annual Bonus shall be based strictly on the component of the bonus plan relating to the Company’s attainment of objective financial criteria established in accordance with the terms and conditions of such bonus plan, without regard to your personal performance or the component of the bonus plan relating to individual performance.

4. LEASING BONUS. In addition to the Annual Bonus, the Company shall pay you a bonus (the “Leasing Bonus”) equal to $0.75 per square foot of rentable area leased during the term of your employment (regardless of whether such leases resulted from your efforts) pursuant to leases for space in the portfolio of assets owned by the Company as of December 31, 2008 as summarized on Exhibit “A” hereto (such assets are individually and collectively defined as the “Portfolio”). The amount of the Leasing Bonus shall be reviewed each year and reset by mutual agreement as the portfolio of Company assets and inventory of available space for leasing change (the prior year’s amount shall continue unless and until reset by mutual agreement). Any Leasing Bonus due you will be paid within thirty (30) days after the end of the calendar quarter(s) in or after which the applicable lease(s) have been executed, but in no event later than the last day of the applicable two and one-half (2 1/2) month “short-term deferral period” with respect to such Leasing Bonus, within the meaning of Treasury Regulation Section 1.409A-1(b)(4). A lease will be deemed to have been “executed” in a given calendar quarter if the tenant executes and delivers to landlord or landlord’s counsel the lease executed by Tenant in such calendar quarter and landlord executes and delivers such lease to the tenant or its agent at any time, provided, however, that if landlord decides in good faith not to, and does not, execute such lease, such lease shall no longer be considered for purposes of calculating bonus eligibility. Notwithstanding the foregoing or the actual Leasing Bonus paid to you, the parties agree that no later than each April 30th during the term of your employment, there shall be a reconciliation of eligible leases to take into account any lease which had previously met the foregoing “executed” conditions, but which tenant subsequently terminated prior to the commencement date thereunder by tenant’s exercise of a termination right explicitly set forth in the lease, provided that no adjustment shall be made during such reconciliation for terminations which result from a mutual agreement or renegotiation of landlord and tenant under a given lease, nor shall the reconciliation apply to any tenant termination rights which may exist after the lease commencement date. Amounts paid you, but subsequently identified through the reconciliation as overpayment, shall automatically be credited against subsequent Leasing Bonus otherwise payable you in the order due. For purposes hereof, executed leases shall include renewal or extension of existing leases and expansion of existing leases. A Leasing Bonus will be due for leases approved and executed by landlord even if “pro forma rents” are not achieved.

5. BENEFITS AND VACATION. During your employment with the Company, you will be eligible for standard benefits, such as savings and retirement plans (i.e. 401k),

medical insurance, sick leave, vacations and holidays to the extent applicable generally to other similarly situated executives of the Company. You will not participate in the Company’s equity plan or other long term incentive programs.

6. COMPENSATION GROSS-UP. The amount of compensation payable to you pursuant to Sections 2, 3 and 4 above will be “grossed up” as necessary (on an after-tax basis) to compensate for any additional social security withholding taxes due as a result of your shared employment by the Operating Partnership, the REIT and, if applicable, any subsidiary and/or affiliate thereof. If any amounts become payable to you pursuant to this Section 6, then such amounts shall be paid to you within thirty (30) days following your remittance (or the filing of your tax return if no such, or only a portion of an applicable remittance, is paid because of other deductions or tax credits you are entitled to results in a partial or no remittance (“Remittance Exception”) of such taxes to the appropriate taxing authority and your providing us with a copy of the applicable portion of your tax returns showing the calculation of such taxes, but in no event later than the end of the calendar year following that in which any such remittance (subject to the Remittance Exception) is made.

7. CONFIDENTIAL AND PROPRIETARY INFORMATION. As a condition of your employment with the Company, you agree that during the term of such employment and any time thereafter, you will not directly or indirectly disclose or appropriate to your own use, or the use of any third party, any trade secret or confidential information concerning the REIT, the Operating Partnership, Maguire Properties Services, Inc., a Maryland corporation, their respective subsidiaries or affiliates (collectively, the “Maguire Group”) or their businesses, whether or not developed by you, except as it is required in connection with your services rendered for the Company. You further agree that, upon termination of your employment, you will not receive or remove from the files or offices of the Maguire Group any originals or copies of documents or other materials maintained in the ordinary course of business of the Maguire Group, and that you will return any such documents or materials otherwise in your possession. You further agree that, upon termination of your employment, you will maintain in strict confidence the projects in which any member of the Maguire Group is involved or contemplating.

8. NON-SOLICITATION. You further agree that during the term of such employment and for one year after your employment is terminated, you will not directly or indirectly solicit, induce, or encourage any employee, consultant, agent, customer, vendor, or other parties doing business with any member of the Maguire Group to terminate their employment, agency, or other relationship with the Maguire Group or such member or to render services for or transfer their business from the Maguire Group or such member and you will not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

9. AT-WILL EMPLOYMENT. Subject to Section 10 below, your employment with the Company is “at-will,” and either you or the Company may terminate your employment for any reason whatsoever (or for no reason) by giving 30 days prior written notice of such termination to the other party. This at-will employment relationship cannot be changed except in a writing signed by you and an authorized representative of the Company.

10. TERMINATION OF EMPLOYMENT WITHOUT CAUSE.

(a) Severance Payment. Subject to Section 10(c) below, if, during the period of your employment with the Company, you incur a “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) by reason of a termination of your employment by the Company without Cause (as defined below), then, in addition to any other amounts payable to you through the date of termination of your employment or pursuant to Section 4 of this Letter, the Company will pay you a lump-sum cash severance payment within 60 days after the date of your Separation from Service (such date, the “Date of Termination”) (with the exact payment date within such 60 day period to be determined by the Company in its discretion) in an amount equal to the sum of (x) 100% of your then current Base Salary, plus (y) an amount equal to the average annual Leasing Bonus paid to you pursuant to Section 4 of this Letter and Section 4 of the Original Agreement.

Notwithstanding the foregoing, in no event shall you or your estate or beneficiaries be entitled to any such payments set forth in Sections 10(a) upon any termination of your employment by reason of your total and permanent disability or your death. Notwithstanding the foregoing, in no event shall payment of the amounts provided for in Section 10(a) hereof be required to be made unless you execute and deliver to the Company a release of claims in a form reasonably acceptable to the Company (the “Release”) within twenty-one (21) days (or, to the extent required by applicable law, forty-five (45) days) following the Date of Termination and you not revoke such Release within seven (7) days thereafter.

(b) Definition of Cause. For purposes of this Letter, “Cause” shall mean:

(i) failure by you to effectively perform your duties hereunder after being advised of such failure and not correcting your performance within thirty (30) days of receipt of such notice;

(ii) your conviction of a felony or any crime involving moral turpitude;

(iii) fraud, misrepresentation, or breach of trust by you in the course of your employment which materially and adversely affects any member of the Maguire Group or any assets of the Maguire Group; or

(iv) a breach of any material provision of this Letter.

(c) Six Month Delay. Notwithstanding anything to the contrary in this Letter, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 10(a) hereof, shall be paid to you during the 6-month period following your Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Letter would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period.

11. COMPANY RULES AND REGULATIONS. As an employee of the Company, you agree to abide by Company rules and regulations as set forth in the Company’s Employee Handbook or as otherwise promulgated as such are reasonably and uniformly enforced.

12. PAYMENT OF FINANCIAL OBLIGATIONS. The payment or provision to you by the Company of any remuneration, benefits or other financial obligations pursuant to this Letter will be allocated to the Operating Partnership, the REIT and, if applicable, any subsidiary and/or affiliate thereof in accordance with the Employee Sharing and Expense Allocation Agreement, by and between the REIT, the Operating Partnership, and Maguire Properties Services, Inc., as in effect from time to time.

13. CODE SECTION 409A.

(a) To the extent applicable, this Letter shall be interpreted and applied consistent and in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Letter to the contrary, if the Company determines that any compensation or benefits payable under this Letter may not be either exempt from or compliant with Section 409A of the Code and related Department of Treasury guidance, the Company may in its sole discretion adopt such amendments to this Letter or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Letter from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 13(a) does not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action and no such amendment, policy, procedure or action shall reduce, or delay by more than six (6) months, the amounts due to you under this letter.

(b) To the extent permitted under Section 409A of the Code, any separate payment or benefit under this Letter or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A of the Code and Section 10(c) hereof to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A of the Code.

(c) To the extent that any payments or reimbursements provided to you under this Letter are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed to you reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amounts of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and your right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

14. WITHHOLDING. The Company may withhold from any amounts payable under this Letter such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

15. ENTIRE AGREEMENT. As of the Effective Date, this Letter and the employment terms set forth herein comprise the final, complete and exclusive agreement between you and the Company with respect to the subject matter hereof and replace and supersede (except as provided in Section 10(a)) any and all other agreements, offers or promises, whether oral or written, made to you by any member of the Maguire Group. Without limiting the foregoing, but subject to Section 10(a) you agree that any such agreement, offer or promise between you and any member of the Maguire Group (or any representative thereof) is hereby terminated and will be of no further force or effect, and you acknowledge and agree that upon your execution of this Letter, you will have no right or interest in or with respect to any such agreement, offer or promise except as expressly set forth in the preceding sentence. This Letter may not be modified unless in writing and signed by both you and a duly authorized representative of the Company.

16. NO VIOLATION. You hereby represent and warrant to the Company that neither your execution of this Letter nor your employment by the Company will violate or result in a breach of any employment, severance, confidentiality or similar agreement between you and any other employer or person.

17. CHOICE OF LAW. This Letter (including any claim or controversy arising out of or relating to this Letter) shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California (without regard to conflict of law principles that would result in the application of any law other than the law of the State of California).

18. PROOF OF RIGHT TO WORK. As required by law, this offer of employment is subject to satisfactory proof of your right to work in the United States, which we acknowledge that you have already provided to us.

19. NOTICES. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to you: at your most recent address on the records of the Company

If to the REIT or the Operating Partnership:

Maguire Properties, Inc.

355 South Grand Avenue, Ste. 3300

Los Angeles, CA 90071

Attn: General Counsel

with a copy to:

Latham & Watkins

355 South Grand Avenue

Los Angeles, CA 90071

Attn: Julian Kleindorfer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

20. COUNTERPARTS. This Letter and any agreement referenced herein may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

Please confirm your agreement to the foregoing by signing and dating the enclosed duplicate original of this Letter in the space provided below for your signature and returning it to the Company. Please retain one fully-executed original for your files.

MAGUIRE PROPERTIES, INC.,
a Maryland corporation

By:	/s/ DOUGLAS J. GARDNER
Name:	Douglas J. Gardner
Title:	Executive Vice President, Operations

MAGUIRE PROPERTIES, L.P., a Maryland limited partnership

By:	Maguire Properties, Inc.
Its:	General Partner

By:	/s/ DOUGLAS J. GARDNER
Name:	Douglas J. Gardner
Title:	Executive Vice President, Operations

Accepted and Agreed,

this 31st day of December, 2008.

By:	/s/ PETER K. JOHNSTON
Peter K. Johnston